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                                  EXHIBIT 10.7


                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") dated effective as of May 1, 1999, (the "Start Date") is between Petsec Energy Inc., a corporation formed under the laws of Nevada (the "Company"), and Howard H. Wilson, an individual resident of the State of Louisiana (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, Company and Executive desire to enter into a written agreement providing for the continued employment of Executive by Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, Executive will report to the Chief Executive Officer (the "CEO") of the Company or his designee, and he shall have the right, under the terms and conditions specified in this Agreement, to recommend to Company's Board of Directors (the "Company Board") any determination made under the Agreement;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which hereby are acknowledged, the parties agree as follows:

         1. EMPLOYMENT. Subject to the provisions of this Agreement, Company hereby agrees to employ Executive and Executive hereby agrees to accept such employment with, and to provide to Company the services described in Section 3 below.

         2. TERM. Executive shall be employed by Company for a period commencing on the Start Date and, except as otherwise provided herein, ending on the third anniversary of the Start Date. The term of this Agreement shall be extended annually without the necessity of any affirmative action by any party for an additional one year term (to make an aggregate three year commitment on the part of Company and Executive) on May 1 of each year that Executive is employed by Company, unless prior to May 1 of each such year Company terminates this Agreement by sending written notice to Executive (in which case, the provisions of Section 8.1 shall apply). The period during which Company employs Executive shall hereinafter be referred to as the "Term of Employment."

         3. NATURE OF SERVICE. During the Term of Employment, Executive agrees to perform such services as are consistent with his position as Vice-President--Operations or as from time to time shall be assigned to him by the CEO or his designee. Executive


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                  shall devote so much of his time, attention and skills to the business of Company as is necessary to properly perform his duties and responsibilities. Executive shall not, during the Term of Employment, be engaged in, or represent any party other than Company in connection with the provision of any services whatsoever without the prior written consent of the CEO or his designee. Executive shall perform his duties under this Agreement diligently with fidelity and loyalty and in a competent manner consistent with the level of his responsibilities.

         4.       COMPENSATION.

                  4.1. BASE SALARY. During the Term of Employment, Company shall pay to Executive a base salary payable in equal periodic installments in accordance with the established payroll practices of Company. Initially, the Executive's base salary shall be $170,000 per year. Executive's base salary shall be reviewed annually on or before July 1 by the Remuneration Committee (the "Committee") of the Petsec Energy Ltd's (the "Parent") Board of Directors (the " Parent Board"). (If the Parent no longer has beneficial ownership of at least a majority of the outstanding voting stock of the Company, then the responsibilities of the Committee shall be performed by the Company Board.) The Committee may recommend increases to the Executive's base salary, which if accepted by the Company Board, shall become effective in the manner determined by the Company Board. ("Base Salary," as used hereinafter, shall mean at any particular time the periodic payment last paid to Executive pursuant to this Section 4.1, multiplied by the appropriate factor to arrive at an annualized number.)

                  4.2. CASH INCENTIVE COMPENSATION. On or before April 1 of each year, the Committee shall recommend to the Company Board the amount, if any, that shall be awarded to all senior executives (including Executive) of the Company who are eligible to participate in the cash incentive compensation program. The Committee shall recommend to the Company Board the cash award, if any, to be paid to Executive up to a maximum of 100% of Executive's Base Salary. The amounts available for distribution under the Company's cash incentive compensation program shall take into account Company financial and operating results. The incentive compensation amount awarded to Executive shall be weighted evenly between Company performance and individual performance to reward both cooperative management efforts to attain Company objectives and individual achievement. Fifty percent of the cash incentive compensation available to Executive shall be based on Company performance and 50% shall be based on the individual performance of Executive. Company performance shall be measured subjectively by the Committee with input from the CEO. The Committee shall evaluate individual performance of the Executive with input


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                           from the CEO. The cash incentive compensation, if
                           paid, will be paid to Executive in a lump sum in April of each year.

                  4.3. TAXES. All taxes and governmentally required withholdings shall be deducted in conformity with applicable laws.

         5.       STOCK OPTIONS.

                  5.1. GRANT OF OPTION. As additional compensation to Executive, Parent has issued to Executive as of the Start Date options to purchase 375,000 ordinary shares of Parent, and from time to time the Parent may issue additional options (collectively, the "Options"). The Options are governed by the Petsec Energy Ltd Employee Option Plan, as may be amended from time to time and one or more times (the "Option Plan"). Executive agrees that the issue and exercise of the Options are governed by the rules of the Plan, and by the additional terms and conditions set by the Committee and described in the Option Certificates delivered to Executive with respect to the Options. Copies of the Option Certificates are attached hereto as Exhibit A. Award of additional Options to Executive shall be considered annually on or before May 1 of each year by the Committee, and a recommendation with respect thereto made to the Parent Board.

                  5.2. TAX CONSEQUENCES. Executive shall be responsible for the payment of all income taxes, alternative minimum taxes or other taxes or governmental charges that may accrue on account of the issuance or exercise of the Options or the acquisition or sale by Executive of Parent stock acquired with respect to the Options. Executive should consult his own tax advisor regarding the specific tax consequences of participation in the Plan, including the application of any federal, state and local tax laws and the effect of other state and local laws, including community property laws. Executive agrees to defend and indemnify Company and Parent for any claims made against Company, Parent or Executive by any taxing authority for income or alternative minimum taxes that may be owed by Executive on account of the issuance, exercise or sale of the options or the acquisition or sale by Executive of any Parent stock acquired with respect to any Options.

         6. BENEFITS. Executive shall receive the employee benefits as may be provided by Company from time to time to employees of Company holding executive offices and positions, all as approved by the Company Board. These benefits shall include:

                  6.1. VACATION TIME. Executive will be eligible for twenty working days of vacation time per year together with all public holidays recognized by Company. The use and accrual of such vacation time shall be governed by the


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                           Company's vacation policy, as the same may be amended
                           from time to time and one or more times.

                  6.2. DEATH BENEFIT. The Company shall maintain life insurance for the benefit of the beneficiary(ies) of Executive that shall pay to Executive's beneficiary(ies) a death benefit in an amount equal to at least three times the lowest Base Salary in effect during the twelve months preceding Executive's death.

                  6.3. DISABILITY BENEFIT. The Company shall maintain disability insurance for the benefit of Executive that is commensurate with the disability policy in place as of the Start Date.

                  6.4. SEVERANCE BENEFIT. Executive shall receive the severance benefit provided for in Section 8.4.2.

         7. REIMBURSEMENT OF BUSINESS EXPENSES. Company shall reimburse Executive for all reasonable and proper travel and out-of-pocket expenses (including but not limited to industry association fees and industry entertainment expenses) incurred by him for the purpose of and in connection with the performance of his duties pursuant to this Agreement during the Term of Employment, all in accordance with the policies relating to the allowable amount of such expenses and the provision of itemized reports and receipts with respect thereto that may from time to time be adopted by Company.

         8.       TERMINATION.

                  8.1.     TERMINATION BY COMPANY.

                           8.1.1. FOR CAUSE. Executive's employment under this Agreement may be terminated for cause at any time, effective immediately, after formal action by the CEO acting at the direction of the Company Board following a meeting of the Company Board, duly called for the purpose of considering the termination of Executive for "cause," as defined herein. As used in this Section 8.1.1, "cause" shall mean that the Company Board in good faith either determines or has reasonable suspicions that one or more of the following has occurred:
                                    (1) Executive has engaged in gross
                                    negligence or willful misconduct in the
                                    performance of his duties; (2) Executive has willfully refused without proper legal reason to perform his duties and responsibilities; (3) Executive has materially breached any material provision of any agreement between Executive and Company; (4) Executive has materially breached any material corporate policy of the Company; or (5) Executive has engaged in illegal conduct, or has violated any


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                                    statute, rule or regulation under federal
                                    securities laws, or has engaged in any act of serious dishonesty which adversely affects, or reasonably could in the future adversely affect, Executive's value, reliability or performance in a material manner or the business reputation of the Company. In the event that Company acts to terminate Executive for cause in accordance with this Section 8.1.1, Executive shall be entitled to receive only the compensation provided for in Section 8.4.1 and any rights provided under the Option Plan with respect to the Options.

                           8.1.2. WITHOUT CAUSE. Company may terminate Executive's employment under this Agreement at any time, in which case Executive will be entitled to receive only the compensation provided for in Section 8.4.1, the severance benefit provided for in Section 8.4.2 and any rights provided under the Option Plan with respect to the Options.

                  8.2.     TERMINATION BY EXECUTIVE.

                           8.2.1. FOR CAUSE. Executive may terminate his employment under this Agreement if Company does any one or more of the following: (1) Company makes a material reduction in Executive's job duties, authority or responsibilities with the Company from that exercised by him immediately prior to such change (however, a reduction in the size of Company and/or in the number of employees working under the supervision of Executive, shall not constitute a material reduction hereunder); (2) a reduction of more than 10% in any twelve month period from the Base Salary paid by the Company to Executive during the twelve months immediately preceding such Base Salary reduction; (3) a change in location of Executive's primary place of employment by the Company by more than 30 miles from the location where he was primarily employed prior to such change; (4) a material reduction in the value of or change in the scope or terms of the benefits to which the Executive, taken as a whole, was entitled prior to such reduction or change; or (5) Company otherwise fails to comply with any material provision of this Agreement. Before terminating his employment for cause under this Section 8.2.1, Executive shall first provide the Company with written notice specifying in detail the reasons why Executive believes he has the right to terminate his employment for cause and allowing Company ten (10) days to cure any such default. If Executive provides such a notice to Company and then fails to terminate his employment for cause within five days after the expiration of the (10) day cure period (because Company has cured such default, because Executive decides


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                                    he no longer wants to terminate this
                                    Agreement or for any other reason),
                                    Executive shall be deemed to have waived his right to terminate this Agreement for the reasons specified in the notice. If Executive does terminate his employment for cause under this Section 8.2.1, Executive will be entitled to receive only the compensation provided for in Section 8.4.1, the severance benefit provided for in
                                    Section 8.4.2 and any rights provided under the Option Plan with respect to the Options.

                           8.2.2. WITHOUT CAUSE. Executive may terminate his employment under this Agreement without cause by giving Company at least sixty (60) days' prior written notice of the effective date of his termination of employment. In the event that Executive terminates his employment under this Section 8.2.2, Executive shall be entitled to receive only the compensation provided for in Section
                                    8.4.1 and any rights provided under the
                                    Option Plan with respect to the Options.
                                    Provided that Executive complies with this Section, Executive shall not be liable for any damages to Company on account of such termination.

                  8.3.     TERMINATION UPON DEATH OR DISABILITY.

                           8.3.1. If Executive becomes permanently disabled so as to become eligible for permanent disability insurance benefits under a long term disability policy maintained by the Company for the benefit of Executive, at such time as Executive is determined to be permanently disabled, Executive's employment shall be deemed terminated. In the event that Executive's employment is terminated under this Section 8.3.1, Executive shall be entitled to receive only the compensation provided for in Section 8.4.1, the benefit provided under Section 6.3, and any rights provided under the Option Plan with respect to the Options.

                           8.3.2. If Executive dies, his employment shall be deemed to be terminated as of the date of his death. In such a case, Executive's heirs or successors shall be entitled to receive only the benefit provided for in Section 6.2, the compensation provided for in
                                    Section 8.4.1 and any rights provided under the Option Plan with respect to the Options.

                  8.4.     DAMAGES TO EXECUTIVE IN THE EVENT OF TERMINATION.

                           8.4.1. COMPENSATION IN THE EVENT OF TERMINATION. Upon the termination of Executive's employment with Company, Company shall pay to Executive (or Executive's heirs or successors) all unpaid Base Salary



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                                    for the period through the date of
                                    termination and reimbursement for allowable expenses incurred by Executive through such date. Company shall not be obligated to pay Executive any Base Salary for periods beyond the date of termination.

                           8.4.2. SEVERANCE BENEFIT. Upon the termination of Executive's employment with Company under circumstances set forth in Sections 8.1.2 or 8.2.1, Company shall pay to Executive in a lump sum an amount equal to the product of
                                    (a) the number of months (prorated for a partial month) remaining on the term of this Agreement (which number shall be greater than or equal to 24 and less than or equal to 36) times (b) the quotient of the Base Salary divided by 12. This lump sum payment shall be made within five days of the termination of Executive's employment. The severance benefit provided for under this
                                    Section 8.4.2 shall be reduced dollar for dollar by any amount to which Executive is or may become entitled pursuant to the Petsec Energy Inc. Change in Control Bonus and Severance Plan or any similar plan.

                           8.4.3. OPTIONS. Upon Executive's termination of employment for any reason, Executive's rights and Company's obligations with respect to the Options shall be governed by the Employee Option Plan.

                  9.       CERTAIN COVENANTS OF EXECUTIVE.

                           9.1. Executive agrees that during the Term of Employment, he will not (a) directly or indirectly engage or invest in any business other than Company's business without the prior approval of the CEO or his designee or
                                    (b) otherwise act as a director, officer, employee, agent, owner, partner or consultant to any such business. It is understood and agreed that Executive shall not be deemed to be in default with respect to this Section 9.1 as a result of any investment he may make in not more than five percent of the outstanding shares or other units of any security registered pursuant to
                                    Section 12 of the Securities Exchange Act of
                                    1934, as amended (the "1934 Act") or in not more than fifty percent of the outstanding shares or other units of any security not registered pursuant to Section 12 of the 1934 Act.

                  9.2. Executive will not during his employment or thereafter (except in the course of his duties as authorized by Company or as required by law) use or disclose to any person any confidential information or trade secrets belonging or relating to Company or any person or entity with whom Executive have come into contact as a result of his employment. Upon termination of this Agreement, Executive promptly shall return all originals and copies of such



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                           papers, lists, documents and records that are in his
                           possession, custody or control.

                  9.3. If the provisions contained in this Section 9 are more restrictive than permitted by applicable law, the parties agree that the covenants contained in this Section 9 shall be enforceable and in force to the extent permitted by law.

         10. AMENDMENT. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of both Company and Executive.

         11. WAIVERS. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but except as otherwise expressly provided herein, such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted. Except as otherwise expressly provided herein, no delay or omission on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         12. ENTIRE AGREEMENT. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement, including without limitation, that certain employment agreement dated June 1, 1995 as amended from time to time (including without limitation amendments dated July 18, 1996 and April 15, 1998). There are no unwritten or oral agreements between the parties.

         13. SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement or affect the application of such provision to other persons or circumstances, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken here from and the remainder of this Agreement will have the same force and effect as if such part or parts had never been included herein. Any such finding of invalidity or unenforceability shall not prevent the enforcement of such provision in any other jurisdiction to the maximum extent permitted by applicable law.


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         14.      NOTICES. Unless otherwise expressly provided herein, all
                  notices, requests, demands, consents, waivers, instructions, approvals and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed, certified mail, return receipt requested, first-class postage paid, or delivered by messenger service with receipt acknowledged, addressed as follows:

                                            If to Company:

                                            Level 13, 1 Alfred Street
                                            Sydney, NSW 1225, Australia
                                            Attn: Terrence N. Fern

                                            If to Executive:

                                            Howard H. Wilson
                                            201 Rue Massie
                                            Broussard, LA  70518

                  or to such other address or to such other individuals as any party shall have last designated by notice to the other party. All notices and other communications given to any party in accordance with the provisions of this Agreement shall be deemed to have been given when delivered to the intended recipient thereof in accordance with the provisions of this
                  Section 14.

         15. GOVERNING LAW; FORUM; CONSENT TO JURISDICTION. This Agreement shall be construed in accordance with, and the rights of the parties governed by, the laws of the State of Louisiana without regard to the principles of conflict of laws. The parties agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the federal courts have subject matter jurisdiction, shall be litigated exclusively in the United States District Court for the Western District of Louisiana, Lafayette Division, and, if necessary, the corresponding appellate courts. The parties further agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the federal courts do not have subject matter jurisdiction, shall be litigated, if at all, exclusively in the Courts of the State of Louisiana, in Lafayette Parish, and, if necessary, the corresponding appellate courts. The parties expressly submit themselves to the personal jurisdiction of the State of Louisiana.

         16. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, Executive agrees on behalf of himself and his executors and administrators, heirs, legatees, distributees and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits

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                  hereunder shall not be assigned, transferred, pledged or
                  hypothecated in any way by Executive or any executor, administrator, heir, legatee, distributee or person claiming under Executive by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Except as otherwise expressly provided herein, Company agrees that this Agreement shall not be assigned or transferred to any other party; provided, however, a merger or consolidation of Company into a successor entity other than Company shall not be considered a transfer or assignment. Any attempt at assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of such rights, interest and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

         17. THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to this Agreement (except as otherwise provided in Section 8.3.2 or in Section 16).

         18. HEADINGS. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

         19. ARBITRATION. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in Lafayette, Louisiana, in accordance with the applicable Rules of the American Arbitration Association using three (3) impartial arbitrators and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall select one arbitrator and the selected arbitrator shall designate a third arbitrator. If unable to agree to a third arbitrator, the presiding judge in the United States District Court for the Western District of Louisiana shall designate the third arbitrator. This Section 19 shall take precedence over the provisions of Section 15.

         20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         21. CURRENCY REFERENCES. All references to "$" are to United States currency unless otherwise specifically stated in the Agreement.


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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

WITNESSES:                               COMPANY:

                                         PETSEC ENERGY INC.
Printed Name:
             ---------------------

Printed Name:                            By: /s/ Terrence N. Fern
             ---------------------          -----------------------------------
                                              Terrence N. Fern
                                              Chief Executive Officer



                                         EXECUTIVE:
Printed Name:
             ---------------------
                                         /s/ Howard H. Wilson
                                         --------------------------------------
Printed Name:                            Howard H. Wilson
             ---------------------




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